Exhibit 5

TEL.: (416) 361-3121 FAX: (416) 361-1790	SUITE 800 WILDEBOER DELLELCE PLACE 365 BAY STREET TORONTO, ONTARIO M5H 2V1

September 1, 2009

SunOpta Inc.
2838 Bovaird Drive
Brampton, Ontario L7A 0H2

Dear Sirs:

Re: SunOpta Inc. Form S-8 Registration Statement

We have acted as Canadian counsel for SunOpta Inc. (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company under the United States Securities Act of 1933 on September 1, 2009 relating to the registration of an additional 2,000,000 common shares of the Company (the “Additional Shares”) pursuant to the Employee Stock Option Plan of the Company (the “ESPP), as approved by the shareholders of the Company on May 14, 2009.

We have made such examination of the corporate records of the Company and applicable laws as we have considered necessary or appropriate in the circumstances. For purposes of certain factual matters relevant to the opinion below, we have relied on a certificate of John Dietrich, a Vice-President of the Company, dated August 31, 2009.

We are solicitors qualified to practise law only in the Province of Ontario and therefore we express no opinions as to any laws or any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein which are in effect on the date hereof, and we disclaim any obligation or duty to update the opinions expressed below in the event of any change in such laws or any other circumstances after the date hereof.

On the basis of the foregoing we advise you that, in our opinion, when issued and paid for in accordance with the Plan, the Additional Shares will be legally issued, fully paid and non-assessable, with no personal liability attaching to the ownership thereof. In rendering the opinion above the Additional Shares will be “fully paid and non-assessable”, such opinion indicates that (i) the holder of such shares cannot be required to contribute any further amounts to the Company by virtue of his, her or its status as holder of such shares, either in order to complete payment for the Additional Shares, to satisfy claims of creditors or otherwise; and (ii) the issuance of such Additional Shares is not subject to any statutory pre-emptive rights, resale rights, rights of first refusal or similar rights of any shareholder of the Company. No opinion is expressed as to the adequacy of any consideration received for such Additional Shares.

WILDEBOER DELLELCE LLP	PAGE 2

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm’s name in the Registration Statement.

Yours very truly,

“Wildeboer Dellelce LLP”